Exhibit 99.1

For Immediate Release

Ditech Networks Announces Intention to Initiate Dutch Auction Self-Tender Offer for its Common Stock

Mountain View, California, August 29, 2007 - Ditech Networks, Inc. (Nasdaq: DITC), today announced that its board of directors has authorized a Dutch auction cash self-tender offer to purchase up to 9,100,000 shares of its common stock at a range of $4.90  to $5.50 per share.  If Ditech Networks purchases the maximum number of shares, the total cost will be between approximately $44.6million and $50.1 million. The closing price of the common stock on August 28, 2007 was $5.01 per share. The self-tender offer is expected to commence on or about August 30, 2007 and will remain open for a minimum of 21 business days.

The tender offer will be subject to a number of terms and conditions, which will be described in the offer to purchase to be distributed to stockholders on the date the tender offer is commenced. Neither Ditech Networks nor its board of directors is making any recommendation to stockholders as to whether to tender or refrain from tendering their shares into the tender offer.

About Ditech Networks

Ditech Networks supplies voice processing equipment for telecommunication networks around the world. Ditech Networks’ solutions incorporate advanced voice processing, Session Initiation Protocol (SIP), and security technologies delivered on carrier-grade scalable platforms to enhance the delivery of communications services over mobile, Voice over IP, and wireline networks. Ditech Networks’ customers are premier network operators including Verizon Wireless, Sprint/Nextel, Orascom Telecom, and others that collectively serve more than 150 million subscribers. Ditech Networks is headquartered in Mountain View, California. For more information, visit http://www.ditechnetworks.com.

Forward-Looking Statements

The statements in this press release with respect to Ditech Networks’ intention to conduct a “Dutch Auction” tender offer are forward-looking statements.  Actual results could differ materially as a result of numerous risks and uncertainties, including the risk that economic circumstances, changing business conditions, the emergence of new opportunities, or changes in its share price may make the share repurchase no longer advisable or delay the timing of the tender offer.

Tender offer statement

This press release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any shares.  The full details of any tender offer, including complete instructions on how to tender shares, will be included in the offer to purchase, the letter of transmittal and related materials, which are expected to be mailed to stockholders on or about August 30, 2007. Shareholders should read carefully the offer to purchase, the letter of transmittal and other related materials when they are available because they will contain important information. Stockholders may obtain free copies, when available, of the Tender Offer Statement on Schedule TO, the offer to purchase and other documents that will be filed by Ditech Networks with the U.S. Securities and Exchange Commission at the commission’s website at www.sec.gov. Stockholders also may obtain a copy of these documents, without charge, from D.F. King & Co., Inc., the information agent for the tender offer, by calling toll free 1-800-207-3158. Stockholders are urged to read these materials carefully prior to making any decision with respect to either or both tender offers.

Press Contact:	Investor Contact:
Rob Adler	Bill Tamblyn
PR@vantage for Ditech Networks	Ditech Networks
+1 415-984-1970 x104	+1 650-623-1309
radler@pr-vantage.com